Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Abraxas Petroleum Corporation

San Antonio, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S‐3 (No. 333-219873), Form S-4 (No. 333-212340) and Form S-8 (Nos. 333-219877, 333-17375, 333-17377, 033-81416, 333-55691, 333-74614, 333-74592, 333-135032, 333-153635, 333-162358, 333-168022, 333-188117, 333-204744 and 333-212341) of Abraxas Petroleum Corporation of our report dated June 26, 2020 (May 6, 2021, as to the effects of the reverse stock split described in Note 3), relating to the 2019 consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Dallas, Texas

May 6, 2021